N E W S R E L E A S E

CONTACT:

Gregory M. Dearlove

Vice President & Chief Financial Officer

(716) 887-7262

CTG REPORTS 2003 FIRST QUARTER FINANCIAL RESULTS

REVENUES CONTINUE TO RISE SEQUENTIALLY; EARNINGS MEET GUIDANCE

BUFFALO— N.Y. — April 14— 2003 — CTG (NYSE: CTG)— an international information technology (IT) solutions and staffing company— today announced its financial results for the first quarter of 2003. CTG’s revenues for the first quarter of 2003 were $63.9 million— compared with revenues of $69.9 million in the first quarter of 2002. CTG’s net income for the first quarter of 2003 was $0.1 million— or $0.01 per diluted share— compared with net income before cumulative effect of change in accounting principle in the 2002 first quarter of $0.4 million— or $0.03 per diluted share.

"CTG’s first quarter financial results met our expectations— and our revenues rose sequentially for the second quarter in a row — key indicators that we are faring better than many IT services and consulting firms in the current environment—" said CTG Chairman and Chief Executive Officer James R. Boldt. "Our staffing business— which is the largest contributor to CTG’s revenues— continues to rebound with the recent addition of two significant new client relationships in the first quarter. The 2003 first quarter also represents our third consecutive quarter of sequential growth for our strategic staffing offering which supports large North American companies. The growth in strategic staffing headcount has approximated 4% in each of the last three quarters— which is equivalent to an annualized growth rate of over 16%. Another indicator that our business is gaining strength is the 5% sequential increase in our daily revenue run rate in the 2003 first quarter— a quarter with three fewer billing days than the fourth quarter of 2002 and several weather-related office closings."

Mr. Boldt added— "Prospects for our healthcare IT practice remain very good. With the release of software compliant with the Health Insurance Portability and Accountability Act (HIPAA)— we have begun the post-assessment development and integration remedial work related to HIPAA. Our expanded e-security capabilities will support this higher-value HIPAA solutions work— as well as the rest of our business— as corporate demand for improved information security continues to grow. As to application management outsourcing (AMO)— we have seen delays in client outsourcing decisions in the last two quarters for a variety of reasons— including economic and global uncertainty. In recent weeks we have seen that situation change— however— and have begun to see clients that had elected to delay outsourcing decisions reopen negotiations."

CTG also issued guidance for the second quarter of 2003. Based on current business and market conditions— CTG expects that its revenues and net income per diluted share for the second quarter of 2003 will range from $65 million to $67 million and $0.02 to $0.04— respectively.

Mr. Boldt concluded— "We are feeling cautiously optimistic that our business is starting to turn the corner. Due to the increased demand we are experiencing for staffing services and the two additional billing days— we expect sequential revenue growth of 2% to 5% in the second quarter. Based on the strength of our staffing business and our strategy of focusing on core competencies and key vertical markets— CTG is well positioned to benefit as the IT services market improves."

Backed by 37 years’ experience— CTG provides IT application management— consulting— software development and integration— and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 2—800 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports— current business conditions in the areas where the Company does business— the availability of qualified professional staff— the demand for the Company’s services— and other factors that involve risk and uncertainty. As such— actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2002 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2002 annual report— which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on April 15— 2003 at 11:00 a.m. EDT to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-869-4362 between 10:45 a.m. and 10:50 a.m. and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 p.m. EDT April 15— 2003 and 1:00 p.m. EDT April 18— 2003 by dialing 1-800-642-1687 and requesting the conference ID number 9317310.

COMPUTER TASK GROUP— INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)
	For the Quarter Ended
	March 28—	March 29—
	2003	2002

Revenue	$63—862	$69—894
Direct costs	47—154	50—149
Selling— general and administrative expenses	16—286	17—943
Operating income	422	1—802
Net other expense	(198)	(1—060)
Income before income taxes and cumulative effect of
change in accounting principle	224	742
Provision for income taxes	94	293
Net income before cumulative effect of change
in accounting principle	130	449
Cumulative effect of change in accounting principle (a)	-	(37—038)
Net income (loss)	$130	$(36—589)

Basic net income (loss) per share:
Income (loss) before cumulative effect
of change in accounting principle	$0.01	$0.03
Cumulative effect of change in accounting principle (a)	-	(2.24)
Basic net income (loss) per share	$0.01	$(2.21)

Diluted net income (loss) per share:
Income (loss) before cumulative effect
of change in accounting principle	$0.01	$0.03
Cumulative effect of change in accounting principle (a)	-	(2.19)
Diluted net income (loss) per share	$0.01	$(2.16)

Weighted average shares outstanding:
Basic	16—623	16—533
Diluted	16—765	16—970

a.	In conjunction with the required adoption of SFAS No. 142 and based upon an independent appraisal— CTG recorded a pre-tax— non-cash loss for impairment of $37.0 million or $2.24 per basic share and $2.19 per diluted share in the 2002 first quarter. The write-off primarily relates to the goodwill that resulted from the acquisition in February 1999 of the healthcare information technology services provider Elumen Solutions— Inc.

COMPUTER TASK GROUP— INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	March 28— 2003	March 29— 2003		March 28— 2003	March 29— 2003
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2—881	$2—103	Accounts payable	$7—211	$9—094
Accounts receivable— net	46—855	53—034	Accrued compensation	16—961	19—742
Other current assets	3—768	4—330	Income taxes payable	-	753
			Other current liabilities	4—465	7—867
Total Current Assets	53—504	59—467	Total Current Liabilities	28—637	37—456
Property and equipment— net	10—577	12—858	Long-term debt	15—641	17—745
Other assets	40—729	40—510	Other liabilities	7—846	8—266
			Shareholders’ equity	52—686	49—368
Total Liabilities and
Total Assets	$104—810	$112—835	Shareholders’ Equity	$104—810	$112—835

— END —

Today’s news release— along with CTG news releases for the past year— is available on the Web at www.ctg.com.